EXHIBIT 23.2

                        CONSENT OF KPMG PEAT MARWICK LLP

                      [LETTERHEAD OF KPMG PEAT MARWICK LLP]



                          Independent Auditors' Consent
                          -----------------------------

The Board of Directors
Harris Financial, Inc.:

We consent to the filing in the registration statement on Form S-8 of Harris Financial, Inc. of our report dated January 21, 1997, relating to the consolidated statements of financial condition of Harris Savings Bank and subsidiaries as of December 31, 1996, and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form F-2 of Harris Savings Bank.



                                         /s/ KPMG PEAT MARWICK LLP


Harrisburg, Pennsylvania
September 19, 1997